UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( )  Check box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See instructions 1(b)

( )  Form 3 Holdings Reported

(X)  Form 4 Holdings Reported

1. Name and Address of Reporting Person
   McDonald, Jr., Randal B.
   4007 Easton Bend Ct.
   Sugar Land, Texas 77479

2. Issuer Name and Ticker or Trading Symbol
   Vector Energy Corporation
   VECT

3. IRS or Social Security Number of Reporting Person (Voluntary)

4.      Statement for Month/Year
   April, 2001

5. If Amendment, Date of Original (Month/Year)

6.      Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director   ( ) 10% Owner   (X) Officer (give title below)   ( ) Other
   (specify below)
   Chief Financial Officer, Treasurer, Assistant Secretary

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities Bene- |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  ficially Owned   |(D)or |                           |
                           |      |      |                  | A/|           |  at End of Issuers|Indir |                           |
                           | Date | Code |    Amount        | D |    Price  |  Fiscal Year      |ect(I)|                           |
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Common Stock               |      |      |                  |   |           |     150,000       |   D  |                           |
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative|2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number     |10.|11.Nature of|
  Security           |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva    |Dir|Indirect    |
                     |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive         |ect|Beneficial  |
                     |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities   |(D)|Ownership   |
                     |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi       |or |            |
                     |Deriva- |     |      |               |Date |Expir|                    |       |ficially     |Ind|            |
                     |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at     |ire|            |
                     |Secu    |     |      |           | D |cisa-|Date |   of Shares        |       |End of issuer|ct |            |
                     |rity    |Date | Code |  Amount   |   |ble  |     |                    |       |Fiscal Year  |(I)|            |
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Non-Qualified Stock  |  0.23  |8/25/|  A   | 150,000   | A |9/25/|8/25/|Common Stock        |  (1)  |150,000      |D  |            |
Option (Right to Buy)|        |00   |      |           |   |00   |05   |                    |       |             |   |            |
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Explanation of Responses:

(1) Issued as Incentive

SIGNATURE OF REPORTING PERSON

/s/ Randal B. McDonald, Jr.
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DATE

October 3, 2001
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